LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 9, 2010 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and US DATAWORKS, INC., a Nevada corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1            ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Except as otherwise provided herein, calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2            LOAN AND TERMS OF PAYMENT

2.1         Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1      Revolving Advances.

(a)           Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations, if any, relating to the Revolving Line shall be immediately due and payable.

(c)           Permitted Early Termination of Revolving Line.   So long as no Event of Default has occurred and is continuing, Borrower shall be permitted to terminate the Revolving Line provided Borrower (i) delivers written notice to Bank of its election to terminate the Revolving Line at least thirty (30) days prior to such termination, and (ii) pays, on the date of such termination (A) all outstanding principal plus accrued and unpaid interest with respect to the Revolving Line, (B) the Revolving Line Early Termination Fee, and (C) all other sums, if any, that shall have become due and payable with respect to the Revolving Line, including interest at the Default Rate with respect to any past due amounts owed with respect to the Revolving Line; provided however that the Revolving Line Early Termination Fee shall be waived if Borrower transfers to another division of Bank.

2.1.2      Letters of Credit Sublimit.

(a)           As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account.  The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Two Hundred Thousand Dollars ($200,000), minus the sum of all amounts used for Cash Management Services or (B) the lesser of Revolving Line or the Borrowing Base, minus the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services).

(b)           If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement or the Revolving Line), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)           The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

2.1.3      Cash Management Services Sublimit.  Borrower may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Two Hundred Thousand Dollars ($200,000), minus the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit.  Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4      Term Loan.

(a)           Availability.  Bank shall make one (1) term loan available to Borrower in an amount equal to the Term Loan Amount on the Effective Date subject to the satisfaction of the terms and conditions of this Agreement.   Borrower shall use a portion of the Term Loan to repay Seven Hundred Seventy Thousand Dollars ($770,000) of  the outstanding principal amount of the Nicholson/Ramey Subordinated Debt.

(b)           Repayment.  Borrower shall repay the Term Loan in (i) thirty six (36) equal installments of principal, plus (ii) monthly payments of accrued interest (each, a “Term Loan Payment”).  Beginning on the first day of the month following the month in which the Funding Date occurs, each Term Loan Payment shall be payable on the first day of each month.  Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.  Once repaid, the Term Loan may not be reborrowed.

(c)           Permitted Prepayment of Term Loan.  So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan, (B) if applicable, the Term Loan Prepayment Fee, and (C) all other sums, if any, that shall have become due and payable with respect to the Term Loan, including interest at the Default Rate with respect to any past due amounts owed with respect to the Term Loan; provided however that the Term Loan Prepayment Fee shall be waived if Borrower transfers to another division of Bank.

2.2        Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services) plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) exceeds the lesser of the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess amount.

2.3          Payment of Interest on the Credit Extensions.

(a)          Interest Rate.

(i)           Advances.   Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (A) one and one quarter percentage points (1.25%) above the Prime Rate or (B) five and one quarter percentage points (5.25%), which interest shall be payable monthly in accordance with Section 2.3(f).

(ii)          Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to six and one half percentage points (6.50%), which interest shall be payable monthly.

(b)          Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)          Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)          Computation; 360-Day Year.  In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)          Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts maintained with Bank, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

(f)          Interest Payment Date.  Unless otherwise provided, interest is payable monthly on the first calendar day of each month.

2.4         Fees.  Borrower shall pay to Bank:

(a)          Commitment Fee.  A fully earned, non-refundable commitment fee of Fifteen Thousand Dollars ($15,000) on the Effective Date and Bank hereby acknowledges receipt of Nine Thousand Dollars ($9,000) prior to the Effective Date which shall be applied to such commitment fee on the Effective Date;

(b)          Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a letter of credit fee of two percent (2.00%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(c)          Revolving Line Early Termination Fee.  The Revolving Line Early Termination Fee if and when due pursuant to the terms of Section 2.1.1(c);

(d)          Term Loan Prepayment Fee.  The Term Loan Prepayment Fee if and when due pursuant to the terms of Section 2.1.4(c); and

(e)           Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, promptly upon request for payment therefor.

2.5         Payments; Application of Payments.

(a)           All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3            CONDITIONS OF LOANS

3.1         Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed copies of signatures to the Loan Documents which are not specifically listed below;

(b)           Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Nevada as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)           duly executed copies of signatures to the completed Borrowing Resolutions for Borrower;

(d)           the Subordination Agreement, together with the duly executed copies of signatures thereto;

(e)           certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)            the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(g)           the completion of the Initial Audit with results satisfactory to Bank in its sole and absolute discretion (provided however such Initial Audit shall only be a condition precedent to the first Advance and not to the making of the Term Loan); and

(h)           payment of the commitment fee as specified in Section 2.4(a).

3.2         Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)           except as otherwise provided in Section 3.5(a), timely receipt of an executed Payment/Advance Form;

(b)           (A) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof (but only to the extent of such qualification or modification); and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (B) no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof (but only to the extent of such qualification or modification); and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3         Post-Closing Conditions.  Within thirty (30) days after the Effective Date, Bank shall have received, in form and substance satisfactory to Bank:

(a)           duly executed original signatures to the Loan Documents which are not specifically listed below;

(b)           duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(c)           the Subordination Agreement, together with the duly executed original signatures thereto;

(d)           payment of the Bank Expenses then due as specified in Section 2.4 hereof;

(e)           a landlord’s consent in favor of Bank for each of Borrower’s leased locations by the respective landlord thereof, together with the duly executed original signatures thereto; and

(f)           evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank.

3.4         Covenant to Deliver.  Except as otherwise provided in Section 3.3, in connection with each Credit Extension, Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to such Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5         Procedures for Borrowing.

(a)           Advances.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.3), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance.  Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

(b)           Term Loan.  Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, if any portion of the proceeds of the Term Loan shall be used to purchase or finance Equipment, Borrower shall deliver to Bank by electronic mail or facsimile a copy of the invoice for the Equipment to be purchased or refinanced and the request for the Term Loan.

4            CREATION OF SECURITY INTEREST

4.1         Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2         Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, take the steps necessary to release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3         Authorization to File Financing Statements; Power of Attorney.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights in the Collateral hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person in violation of this Agreement shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

5            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

5.1         Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date with the written consent of Bank and/or to the extent explicitly permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number, which notification shall constitute a permitted update to the Perfection Certificate.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2         Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2; provided, however, that Bank consents to Borrower, from time to time, (i) depositing copies of its source code in escrow in the ordinary course of business and (ii) providing copies of confidential information concerning Borrower to third parties subject to standard non-disclosure agreements.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3         Accounts Receivable.  For any Eligible Account listed in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents evidencing such Eligible Accounts, and all of Borrower’s Books with respect to such Eligible Accounts are genuine and in all respects what they purport to be.  Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts listed in any Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts listed in any Borrowing Base Certificate are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4         Litigation.  Except as otherwise disclosed to Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000).

5.5         Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations (subject to normal year-end adjustments).  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6         Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7         Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except for such failures to perform the foregoing that would not reasonably be expected to result in a Material Adverse Change.

5.8         Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9         Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for such failures to perform the foregoing that would not reasonably be expected to result in a Material Adverse Change on its business.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower other than as disclosed to Bank in writing.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms (except for such failures to perform the foregoing that would not reasonably be expected to result in a Material Adverse Change), and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10       Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes; provided, however, that a portion of the Term Loan proceeds will be used to pay down the Nicholson/Ramey Subordinated Debt.

5.11       Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that (i) the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results, and (ii) in the case of a Compliance Certificate, any minor inaccuracies in the calculation of the financial covenants will not be deemed to he material unless such inaccuracies cause the calculations to indicate compliance with a financial covenant when, in fact, the Company was not in compliance with such financial covenant).

5.12       Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6            AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1         Government Compliance.

(a)           Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property except for such failures to perform the foregoing that would not reasonably be expected to result in a Material Adverse Change.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2         Financial Statements, Reports, Certificates.  Deliver to Bank:

(a)           Borrowing Base Reports.  Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) and a report of Deferred Revenue as of the last day of such month (the “Borrowing Base Reports”);

(b)           Borrowing Base Certificate.  Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c)           Monthly Financial Statements.  As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d)           Monthly Compliance Certificate.  Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement (except as noted therein), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement (except as noted therein) and such other information as Bank shall reasonably request;

(e)           Annual Audited Financial Statements.  As soon as available, but no later than one hundred five (105) days after the last day of Borrower’s fiscal year (beginning with the 2010 fiscal year), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(f)           Annual Financial Projections.  As soon as available, but no later than the earlier of (i) fifteen (15) days after presentation by Borrower’s management to Borrower’s board of directors or (ii) April 30 of each year, Borrower’s annual budget for its fiscal year ending on March 31 of the following year;

(g)           Other Statements.  Within five (5) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s common stock holders as a group;

(h)           SEC Filings.  Within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders (as a group), as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(i)            Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more;

(j)            Intellectual Property Notice.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Bank, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(k)           Other Financial Information.  Such other budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3         Intentionally Omitted.

6.4         Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9, and shall deliver to Bank, promptly on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

In the event any payments are received by Bank from Borrower pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever.  Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such deduction or withholding from any such payment or other sum payment hereunder to Bank, the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, Bank receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this provision shall survive the termination of this Agreement.

6.5         Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with insurance providers, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of any Obligations due and owing at the time of such payment.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6         Operating Accounts. Maintain all of its operating and other deposit accounts and securities accounts with Bank; provided however that Bank may maintain account number 3260410 at Amegy Bank until the date thirty (30) days after the Effective Date;

6.7         Financial Covenants.  Maintain as of the last day of each month, on a consolidated basis with respect to Borrower:

(a)           Adjusted Quick Ratio.  A ratio of Quick Assets to Current Liabilities minus Deferred Revenue and minus the current portion of Subordinated Debt of at least (i) 1.15 to 1.0 for measurement dates occurring from the Effective Date through March 31, 2010, (ii) 1.35 to 1.0 for measurement dates occurring from April 1, 2010 through June 30, 2010 and (iii) 1.50 to 1.0 for measurement dates occurring after June 30, 2010.

(b)           Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio of at least 1.40 to 1.0.

6.8         Protection and Registration of Intellectual Property Rights.

(a)           (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)           If, after the Effective Date, Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)           Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9         Litigation Cooperation.  From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10       Access to Collateral; Books and Records.  Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books; provided, however, that if no Event of Default has occurred and is continuing, the foregoing inspection right shall be limited to once per calendar year.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11       Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7            NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1         Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) involving the grant of a non-exclusive license to its customers in the ordinary course of business; and (e) other assets with a value not to exceed Twenty Five Thousand Dollars ($25,000).

7.2         Changes in Business, Management or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; or reasonable extensions thereof; or (b) liquidate or dissolve; or (c) have a change in CEO.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in the Collateral) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3         Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4         Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5         Encumbrance.  Create, incur, allow, or suffer any Lien on any of the Collateral or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6         Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6.

7.7         Distributions; Investments.  (a) Pay any cash dividends or make any cash distribution or payment or redeem, retire or purchase for cash any capital stock; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8         Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Section 7.3; (ii) employment and similar agreements and other compensation arrangements with members of Borrower’s management and members of Borrower’s board of directors; and (iii) the Nicholson/Ramey Subordinated Debt.

7.9         Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the Subordination Agreement and any other subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10       Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8            EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1         Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations, in each case within three (3) Business Days after such payment of principal or interest or such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2         Covenant Default.

(a)           Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, or 6.10 or violates any covenant in Section 7; or

(b)           Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3         Material Adverse Change.  A Material Adverse Change occurs;

8.4         Attachment; Levy; Restraint on Business.

(a)           (i) The service of process seeking to attach, by trustee or similar process, any funds in excess of Ten Thousand Dollars ($10,000) of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)           (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5         Insolvency  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower initiates an Insolvency Proceeding; or (c) an Insolvency Proceeding is initiated against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6         Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); or (b) any default by Borrower, the result of which could have a material adverse effect on Borrower’s business.

8.7         Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8         Misrepresentations.  Borrower or any Person acting for Borrower makes any written representation, warranty, or other written statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such written representation, warranty, or other statement is incorrect in any material respect when made; or

8.9         Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

9            BANK’S RIGHTS AND REMEDIES

9.1         Rights and Remedies.  While an Event of Default occurs and is continuing, Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)            demand and receive possession of Borrower’s Books; and

(j)            exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2         Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines are reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3         Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable upon presentment to Borrower, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4         Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5         Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices and the applicable provisions of the Code regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Except as otherwise provided by the Code, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6         No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7         Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10          NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	US DATAWORKS, INC.
One Sugar Creek Center Blvd., 5th Floor
Sugarland, TX 77478
Randall J. Frapart, Chief Financial Officer
Fax: (281) 504-8101
Email: rfrapart@usdataworks.com

If to Bank:	Silicon Valley Bank
7000 North MoPac Expressway, Suite 360
Austin, TX 78731
Attn: Phillip Wright
Fax: (512) 794-0853
Email: pwright@svbank.com

11          CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12          GENERAL PROVISIONS

12.1       Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2       Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except in each case for Claims and/or losses directly caused by any Indemnified Person’s gross negligence or willful misconduct.

12.3           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5           Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6           Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9           Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10         Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11         Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12         Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13         Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty, this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14         Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15         Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13              DEFINITIONS

13.1           Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (c) any amounts used for Cash Management Services, and minus (d) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty percent (80%) of the face amount of all Eligible Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which such Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of such Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by such Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, amount utilized for Cash Management Services, the Term Loan, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities, in each case, that mature within one (1) year from the date of measurement.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300713341, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right upon prior written notice to Borrower at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)           Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)           Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)           Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(d)           Accounts billed and/or payable outside of the United States;

(e)           Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f)           Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(g)           Accounts with credit balances over ninety (90) days from invoice date;

(h)           Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, except for American Express and FRB Cleveland, for which such percentage is thirty five percent (35%), in each case for the amounts that exceed those percentages, unless Bank approves in writing;

(i)           Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j)           Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k)           Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l)           Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m)           Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n)           Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o)           Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p)           Accounts for which the Account Debtor has not been invoiced;

(q)           Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r)           Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s)           Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined to be valid);

(t)           Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(u)           Accounts for which Bank in its good faith business judgment after inquiry and consultation with Borrower determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Fixed Charge Coverage Ratio” means a ratio of EBITDA, plus non-cash stock based compensation expense minus cash taxes and non-financed capital expenditures, divided by all principal and interest owed by Borrower with respect to all Indebtedness, all measured on a trailing six (6) month basis, provided however that for the first six (6) months following the Effective Date all principal and interest owed by Borrower with respect to all Indebtedness shall be annualized and divided by two (2).

 “Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

 “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the other Collateral, and Borrower’s Books.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of the Effective Date.

 “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

 “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

 “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the Subordination Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s charter documents, as certified by the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Nicholson/Ramey Subordinated Debt” means that certain Subordinated Debt in the form of amended refinance notes (and related loan documents) in the aggregate principal amount of approximately Three Million Nine Hundred Thousand Dollars ($3,900,000) held by John L. Nicholson and Charles E. Ramey with a maturity date of January 1, 2014.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)           Indebtedness of Borrower existing on the Effective Date and shown on the Perfection Certificate;

(c)           any Subordinated Debt, including the Nicholson/Ramey Subordinated Debt;

(d)           unsecured Indebtedness of Borrower to trade creditors incurred in the ordinary course of business;

(e)           Indebtedness of Borrower incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)           Indebtedness of Borrower secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(h)           unsecured Indebtedness of Borrower that does not otherwise qualify as Permitted Indebtedness pursuant to clauses (a) through (g) in an aggregate amount not exceeding One Hundred Thousand Dollars ($100,000).

“Permitted Investments” are:

(a)           Investments of Borrower (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)           (i) Investments of Borrower consisting of Cash Equivalents, and (ii) any Investments of Borrower permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)           Investments of Borrower consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)           Investments of Borrower consisting of deposit accounts in which Bank has a perfected security interest;

(e)           Investments of Borrower accepted in connection with Transfers permitted by Section 7.1;

(f)           Investments of Borrower consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)           Investments of Borrower (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)           Investments of Borrower consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)           Investments that do not otherwise qualify as a Permitted Investment pursuant to clauses (a) through (h) in an aggregate amount not exceeding One Hundred Thousand Dollars ($100,000)..

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase other than as a result of accrued interest and penalties;

(g)           leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)           non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(i)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, as of a particular date, Borrower’s unrestricted cash at Bank plus the face amount of all Eligible Accounts, as of such date.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to (i) Two Hundred Fifty Thousand Dollars ($250,000) at all times prior to March 31, 2010, provided that Borrower maintained an Adjusted Quick Ratio of at least 1.15 to 1.0 as of the last day of the prior calendar month, (ii) Two Hundred Fifty Thousand Dollars ($250,000) at all times from April 1, 2010 through June 30, 2010, provided that Borrower maintained an Adjusted Quick Ratio of at least 1.35 to 1.0 as of the last day of the prior calendar month and (iii) One Million Dollars ($1,000,000) at all times beginning on July 1, 2010 provided that Borrower maintained an Adjusted Quick Ratio of at least 1.50 to 1.0 as of the last day of the prior calendar month.  If Borrower fails to meet the foregoing Adjusted Quick Ratio Requirements the Revolving Line shall be immediately reduced to Zero Dollars ($0), provided however when Borrower is back in compliance with the foregoing Adjusted Quick Ratio amounts as of the last day of a subsequent calendar month, the foregoing amounts of the Revolving Line shall be re-instated for as long as Borrower remains in compliance therewith.

“Revolving Line Early Termination Fee” is an amount equal to one percent (1.00%) of the amount of the Revolving Line if the Revolving Line is terminated by Borrower on or before the Revolving Line Maturity Date;

“Revolving Line Maturity Date” is the date three hundred sixty four (364) days from the Effective Date.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank, including the Nicholson/Ramey Subordinated Debt.

“Subordination Agreement” is that certain Subordination Agreement by and among, Charles E. Ramey, John L. Nicholson, M.D. and the Bank dated as of the Effective Date.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.4 hereof.

“Term Loan Amount” is an amount equal to One Million Dollars ($1,000,000).

“Term Loan Prepayment Fee” is an amount equal to one percent (1.00%) of the outstanding Term Loan if the prepayment is made on or before the first anniversary of the Effective Date;

“Term Loan Maturity Date” is February 9, 2013.

“Term Loan Payment” is defined in Section 2.1.4(b).

“Total Liabilities” is on any day, all obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

US DATAWORKS, INC.

By:	/s/ Randall J. Frapart
Name:	Randall J. Frapart
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Phillip A. Wright
Name:	Phillip A. Wright
Title:	Relationship Manager

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline for same day processing is Noon Pacific Time*

Fax To:                                                                                                       Date: _____________________

Loan Payment:	US DATAWORKS, INC.

From Account #____________________________	To Account #____________________________
(Deposit Account #)	(Loan Account #)
Principal $_________________________________	and/or Interest $__________________________

Authorized Signature: _______________________	Phone Number: _______________________
Print Name/Title: ___________________________

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #____________________________	To Account #____________________________
(Loan Account #)	(Deposit Account #)

Amount of Advance $_______________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof (but only to the extent of such qualification or modification); and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature: _________________________	Phone Number: ____________________
Print Name/Title: _____________________________

Outgoing Wire Request: Complete only if all or a portion of funds from the loan advance above is to be wired. Deadline for same day processing is noon, Pacific Time

Beneficiary Name: _____________________________	Amount of Wire: $ ______________________________
Beneficiary Bank: ______________________________	Account Number: ______________________________
City and State: ________________________________

Beneficiary Bank Transit (ABA) #: _________________ Beneficiary Bank Code (Swift, Sort, Chip, etc.): __________
(For International Wire Only)

Intermediary Bank: ______________________________ Transit (ABA) #: _________________________________
For Further Credit to: ______________________________________________________________________________

Special Instruction: ________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ____________________	2nd Signature (if required): ________________________
Print Name/Title: ________________________	Print Name/Title: ________________________________
Telephone #: ___________________________	Telephone #: ___________________________________

* Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT C - BORROWING BASE CERTIFICATE

Borrower: US Dataworks, Inc.

Lender:  Silicon Valley Bank

Commitment Amount:       (i) Two Hundred Fifty Thousand Dollars ($250,000) at all times prior to March 31, 2010, provided that Borrower maintained an Adjusted Quick Ratio of at least 1.15 to 1.0 as of the last day of the prior calendar month, (ii) Two Hundred Fifty Thousand Dollars ($250,000) at all times from April 1, 2010 through June 30, 2010, provided that Borrower maintained an Adjusted Quick Ratio of at least 1.35 to 1.0 as of the last day of the prior calendar month and (iii) One Million Dollars ($1,000,000) at all times beginning on July 1, 2010 provided that Borrower maintained an Adjusted Quick Ratio of at least 1.50 to 1.0 as of the last day of the prior calendar month.  If Borrower fails to meet the foregoing Adjusted Quick Ratio Requirements the Revolving Line shall be immediately reduced to Zero Dollars ($0), provided however when Borrower is back in compliance with the foregoing Adjusted Quick Ratio amounts as of the last day of a subsequent calendar month, the foregoing amounts of the Revolving Line shall be re-instated for as long as Borrower remains in compliance therewith.

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of ____________	$_______________
2.	Additions (please explain on reverse)	$_______________
3.	TOTAL ACCOUNTS RECEIVABLE	$_______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	90 Days Past Invoice Date	$_______________
5.	Balance of 50% over 90 Day Accounts	$_______________
6.	Foreign Account Debtor Accounts	$_______________
7.	Foreign Invoiced Accounts	$_______________
8.	Contra/Customer Deposit Accounts	$_______________
9.	Intercompany/Employee Accounts	$_______________
10.	Credit Balances over 90 Days	$_______________
11.	Concentration Limits	$_______________
12.	U.S. Governmental Accounts	$_______________
13.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$_______________
14.	Accounts with Progress/Milestone/Pre-billings; Contract Accounts	$_______________
15.	Accounts for Retainage Billings	$_______________
16.	Trust Accounts	$_______________
17.	Bill and Hold Accounts	$_______________
18.	Unbilled Accounts	$_______________
19.	Non-Trade Accounts	$_______________
20.	Accounts with Extended Term Invoices	$_______________
21.	Accounts Subject to Chargebacks	$_______________
22.	Disputed Accounts	$_______________
23.	Other (please explain on reverse)	$_______________
24.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$_______________
25.	Eligible Accounts (#3 minus #24)	$_______________
26.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #25)	$_______________

BALANCES
27.	Maximum Loan Amount	$_______________
28.	Total Funds Available [Lesser of #26 or 27]	$_______________
29.	Present balance owing on Line of Credit	$_______________
30.	Outstanding under Sublimits	$_______________
31.	RESERVE POSITION (#28 minus #29 and #30)	$_______________

[Continued on following page.]

1

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the applicable representations and warranties contained in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:	BANK USE ONLY
Received by:
authorized signer
By:	Date:
Authorized Signer	Verified:
Date:	authorized signer
Date:
Compliance Status: Yes No

2

EXHIBIT D

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

Borrower: US Dataworks, Inc.	Date: February __, 2010
Bank:            Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1.  I am the Secretary, Assistant Secretary or other officer of the Borrower.   My title is as set forth below.

2.  Borrower’s exact legal name is set forth above.  Borrower is a corporation existing under the laws of the State of
                                                                .
             [print name of state]

3.  Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above.  Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.  The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action).  Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:
Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money.  Borrow money from Silicon Valley Bank (“Bank”).
Execute Loan Documents.  Execute any loan documents Bank requires.
Grant Security.  Grant Bank a security interest in any of Borrower’s assets.
Negotiate Items.  Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.
Letters of Credit.  Apply for letters of credit from Bank.

Further Acts.  Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5.  The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

US DATAWORKS, INC.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as
          [print title]
of the date set forth above.

By:
Name:
Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	US DATAWORKS, INC.

The undersigned authorized officer of US DATAWORKS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default except as noted below; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof (but only to the extent of such qualification or modification); and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank except for Permitted Liens.

Attached are the required documents supporting this certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes and subject to normal year-end adjustments for interim period unaudited financial statements.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the applicable terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 105 days	Yes No
10-Q, 10-K and 8-K	Within 5 Business Days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings, Deferred Revenue Report	Monthly within 30 days	Yes No
Annual Projections	The earlier of 15 days after board approval or 4/30	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)
___________________________________________________________________________________________
___________________________________________________________________________________________

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Minimum Adjusted Quick Ratio	*	_____:1.0	Yes No
Minimum Fixed Charge Coverage Ratio	1.40:1.0	_____:1.0	Yes No

* at least (i) 1.15 to 1.0 for measurement dates occurring from the Effective Date through March 31, 2010, (ii) 1.35 to 1.0 for measurement dates occurring from April 1, 2010 through June 30, 2010 and (iii) 1.50 to 1.0 for measurement dates occurring after June 30, 2010.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

US DATAWORKS, INC.	BANK USE ONLY

Received by: _____________________
By:	authorized signer
Name:	Date: _________________________
Title:
Verified: ________________________
authorized signer
Date: _________________________

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:  ____________________

I.           Adjusted Quick Ratio (Section 6.7(a))

Required:       at least (i) 1.15 to 1.0 for measurement dates occurring from the Effective Date through March 31, 2010, (ii) 1.35 to 1.0 for measurement dates occurring from April 1, 2010 through June 30, 2010 and (iii) 1.50 to 1.0 for measurement dates occurring after June 30, 2010.

Actual:

A.	Aggregate amount of the unrestricted cash of Borrower held at Bank as of the measurement date	$

B.	Aggregate amount of the Eligible Accounts of Borrower as of the measurement date	$

C.	Quick Assets (line A plus line B)	$

D.	Aggregate amount of Obligations to Bank that matures within one (1) year as of the measurement date	$

E.
Aggregate amount of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line D above that matures within one (1) year as of the measurement date
$

F.	Aggregate amount of Deferred Revenue as of the measurement date	$

G.	Aggregate amount of the current portion Subordinated Debt as of the measurement date	$

H.	Current Liabilities (line D plus line E minus line F minus line G)	$

I.	Quick Ratio (line C divided by line H)	______

Is line I equal to or greater than at least (i) 1.15 to 1.0 for measurement dates occurring from the Effective Date through March 31, 2010, (ii) 1.35 to 1.0 for measurement dates occurring from April 1, 2010 through June 30, 2010 and (iii) 1.50 to 1.0 for measurement dates occurring after June 30, 2010?

                   No, not in compliance                                                                                       Yes, in compliance

II.           Fixed Charge Coverage Ratio (Section 6.7(b))

Required:                      1.40:1.00 for all measurement dates

Actual:
A.	Net Income (for the 6 months ending on the measurement date)	$

B.	To the extent included in the determination of Net Income (each, for the trailing 6 months):

	1. Income tax expense	$

	2. Depreciation expense	$

	3. Amortization expense	$

	4. Net Interest Expense	$

	5. sum of lines 1 through 4	$

C.	EBITDA (line A plus line B)	$

D.	Non-cash stock based compensation expense (for the 6 months ending on the measurement date)	$

E.	Cash taxes (for the 6 months ending on the measurement date)	$

F.	Non-financed capital expenditures (for the 6 months ending on the measurement date)	$

G.	Interest payments made on all Indebtedness (for the 6 months ending on the measurement date) *	$

H.	Principal payments made on all Indebtedness (for the 6 months ending on the measurement date)*	$

I.	Fixed Charge Coverage Ratio is the sum of line C plus line D minus line E minus line F, all divided by the sum of line G and line H	______
*for the first six (6) months following the Effective Date all principal and interest  payments made by Borrower with respect to all Indebtedness shall be annualized and divided by two (2).

Is line I equal to or greater than 1.40:1:00?

                   No, not in compliance                                                                                       Yes, in compliance